ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-132747 Dated April 11, 2008

Bearish Autocallable Optimization Securities with Contingent Protection

Linked to the Amex Gold BUGS Index®

Tactical Strategy for Flat or Bearish Markets

UBS AG $•   Securities linked to the Amex Gold BUGS Index® due on or about October 30, 2009

Investment Description

Bearish Autocallable Optimization Securities with Contingent Protection (the “Securities”) are securities issued by UBS AG (“UBS”) linked to the performance of the Amex Gold BUGS Index® (the “Index”). The Securities are designed for investors who believe that the level of the Index will decrease during the Observation Period. The Securities will be called automatically if the Index closes at a level equal to or below the Index Starting Level on any Observation Date. Investors must be willing to risk losing up to 100% of their principal amount invested if the Securities have not been called, the Index closes above the Trigger Level on any trading day during the Observation Period and the Index Return is positive. Investors will receive a positive return on their Securities only if the Index closes at a level equal to or below the Index Starting Level on any Observation Date, including the Final Valuation Date.

Features
☐	Exposure to Positive Call Return — The Securities will be called and you will receive a positive return on your investment if the closing level of the Index on any Observation Date is equal to or below the Index Starting Level.
☐	Contingent Principal Protection — The Securities provide limited principal protection only if the Index never closes above the Trigger Level on any trading day during the Observation Period, and you hold the Securities to maturity.
☐	Indirect Exposure to the Price of Gold through Exposure to the Index — The Securities are linked to the Index, which is composed of 15 companies involved in gold mining and is designed to provide significant exposure to near term movements in gold prices by including companies that do not hedge their gold production beyond 1.5 years.

Key Dates*

Trade Date	April 25, 2008
Settlement Date	April 30, 2008
Final Valuation Date	October 27, 2009
Maturity Date	October 30, 2009
*	Expected. In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains the same.
Security Offering

These preliminary terms relate to Securities linked to the Amex Gold BUGS Index®. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Index	Call Return	Index Starting Level	Trigger Level	CUSIP	ISIN
Amex Gold BUGS Index®	22.50% to 24.50%	•	140%	902644269	US9026442692

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Bearish Autocallable Optimization Securities with Contingent Protection (BAOS CP) product supplement relating to the Securities, the accompanying prospectus and this free writing prospectus. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-12 of the BAOS CP product supplement relating to the Securities for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Securities	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Amex Gold BUGS Index®		$10.00		$0.15		$9.85

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Product supplement dated April 11, 2008:

http://www.sec.gov/Archives/edgar/data/1114446/000139340108000277/v110236_690155-424b2.htm

♦	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Bearish Autocallable Optimization Securities with Contingent Protection” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “BAOS CP product supplement” mean the UBS product supplement, dated April 11, 2008 and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Investor Suitability

The Securities may be suitable for you if:

♦	You believe the Index will not close above the Trigger Level on any trading day during the Observation Period.
♦	You believe the Index will close at or below the Index Starting Level on one of the specified Observation Dates (which includes the Final Valuation Date).
♦	You are willing to hold Securities that will be called on any Observation Date on which the Index closes at or below the Index Starting Level, or you are otherwise willing to hold the Securities to maturity.
♦	You believe the Index will remain stable for the term of the Securities and will close at at level equal to or below the Index Starting Level on the Final Valuation Date.
♦	You are willing to make an investment the return on which is limited to the specified Call Return, an annualized return between 22.50% and 24.50%. The Call Return will be set on the Trade Date.
♦	You do not seek current income from this investment and are not seeking an investment for which there will be an active secondary market.

The Securities may not be suitable for you if:

♦	You believe the Index will close above the Trigger Level on at least one trading day during the Observation Period and that at maturity the Index Return will be positive.
♦	You seek an investment that is 100% principal protected.
♦	You are not willing to make an investment in which you could lose up to 100% of your principal amount.
♦	You seek an investment whose return is not limited to the specified Call Return, an annualized return between 22.50% and 24.50%. The Call Return will be set on the Trade Date.
♦	You seek an investment for which there will be an active secondary market.
♦	You are unable or unwilling to hold Securities that will be called on any Observation Date on which the Index closes at a level equal to or below the Index Starting Level, or you are otherwise unable or unwilling to hold the Securities to maturity.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
♦	You seek current income from your investment.

Indicative Terms

Issuer	UBS AG, Jersey Branch
Issue Price	$10.00 per Security
Term	18 months, unless earlier called
Index	The Amex Gold BUGS Index® (Bloomberg Symbol: HUI) (the “Index”)
Call Feature	The Securities will be called if the closing level of the Index on any Observation Date is equal to or below the Index Starting Level
Observation Dates	Quarterly, on or about July 28, 2008, October 28, 2008, January 27, 2009, April 28, 2009, July 28, 2009 and October 27, 2009
Call Settlement Dates	Three business days following the applicable Observation Date
Call Return	If the Securities are called, investors will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date. The Call Price will be based upon the Call Return, an annualized return of between 22.50% and 24.50%. The table below assumes a Call Return of 23.50%. The actual Call Return will be determined on the Trade Date.
Observation Date *	Accrued Call Return**	Call Price (per $10.00)**
July 28, 2008	5.875%	$10.59
October 28, 2008	11.750%	$11.18
January 27, 2009	17.625%	$11.76
April 28, 2009	23.500%	$12.35
July 28, 2009	29.375%	$12.94
Final Valuation Date (October 27, 2009)	35.250%	$13.53

Payment at Maturity (per Security)	If the Securities are not called and the Index closing level never closes above the Trigger Level on any trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.
If the Securities are not called and the Index closing level closes above the Trigger Level on any trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to:
$10.00 × (1 - Index Return);
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on if and how much the Index increases in value.
Index Return	Index Ending Level – Index Starting Level Index Starting Level
Trigger Level	140% of the Index Starting Level
Observation Period	The period commencing on (and including) the Trade Date and ending on (and including) the Final Valuation Date.
Index Starting Level	The closing level of the Index on the Trade Date.
Index Ending Level	The closing level of the Index on the Final Valuation Date.

Determining Payment upon a Call or at Maturity

Accordingly, you may lose some or all of your principal at maturity, depending on if and how much the Index increases in value.

*	Expected. In the event that we make any changes to the expected Trade Date and settlement date, the Observation Dates may be changed.
**	To be determined on the Trade Date. Call Price amounts have been rounded for ease of analysis.

Hypothetical Examples of How the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:

Principal Amount:	$10.00
Term:	18 months
Starting Level:	400
Call Return:	23.50% per annum (or 5.875% per quarter)
Observation Dates:	Quarterly
Trigger Level:	560 (which is 140% of the Index Starting Level)

Example 1  —  Securities are Called on the First Observation Date

Index level at first Observation Date:	360 (at or below Index Starting Level, Securities are called)
Call Price (per $10.00):	$10.59

Since the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total of $10.59 per $10.00 principal amount (5.875% total return on the Securities).

Example 2  —  Securities are Called on the Final Valuation Date

Index level at first Observation Date:	420 (above Index Starting Level, Securities NOT called)
Index Level at second Observation Date:	450 (above Index Starting Level, Securities NOT called)
Index Level at third Observation Date:	470 (above Index Starting Level, Securities NOT called)
Index Level at fourth Observation Date:	430 (above Index Starting Level, Securities NOT called)
Index Level at fifth Observation Date:	450 (above Index Starting Level, Securities NOT called)
Index Level at Final Valuation Date:	360 (below Index Starting level, Securities are called)

Call Price (per $10.00):	$13.53

Since the Securities are called on the Final Valuation date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a total of $13.53 per $10.00 principal amount (equal to 18 months at a rate of 23.50% per annum, or 35.25% total return on the Securities).

Example 3  —  Securities are NOT Called

Index Level at first Observation Date:	430 (above Index Starting Level, Securities NOT called)
Index Level at second Observation Date:	450 (above Index Starting Level, Securities NOT called)
Index Level at third Observation Date:	480 (above Index Starting Level, Securities NOT called)
Index Level at fourth Observation Date:	420 (above Index Starting Level, Securities NOT called)
Index Level at fifth Observation Date:	470 (above Index Starting Level, Securities NOT called)
Index Level at Final Valuation Date:	500 (above Index Starting Level, Securities NOT called)

Settlement Amount (per $10.00):	$10.00

At maturity, you will receive a total of $10.00 per $10.00 principal amount (0% total return on the Securities). The Securities are not called during the Observation Period and the Index never closes above the Trigger Level on any trading day during the Observation Period.

Example 4  —  Securities are NOT Called and the Index closes above the Trigger Level on at least one trading day during the Observation Period

Index Level at first Observation Date:	420 (above Index Starting Level, Securities NOT called)
Index Level at second Observation Date:	570 (above Index Starting Level and Trigger Level, Securities NOT called)
Index Level at third Observation Date:	450 (above Index Starting Level, Securities NOT called)
Index Level at fourth Observation Date:	440 (above Index Starting Level, Securities NOT called)
Index Level at fifth Observation Date:	480 (above Index Starting Level, Securities NOT called)
Index Level at Final Valuation Date:	600 (above Index Starting Level and Trigger Level, Securities NOT called)

Settlement Amount (per $10.00)	$10.00 × [1 – (Index Return)]
$10.00 × (1 – 50%)
$5.00

Since the Securities are not called and the Index has closed above the Trigger Level on any trading day during the Observation Period, at maturity you will receive a total of $5.00 per $10.00 principal amount (a 50% loss on the Securities).

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in any of the stocks included in the Index. Some of the risks that apply to the offering of the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying BAOS CP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may lose some or all of your principal — The Securities do not guarantee any return of principal at maturity. The return on the Securities depends on the Index decreasing in value and you may lose some or all of your principal if the Securities are not called and the Index closes above the Trigger Level on any trading day during the Observation Period.
♦	The call feature limits your potential return — The appreciation potential of the Securities as of any Observation Date is limited to the specified Call Price, regardless of the performance of the Index. In addition, since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal.
♦	Contingent principal protection — The Securities provide limited principal protection only if the Index never closes above the Trigger Level on any trading day during the Observation Period, and you hold the Securities to maturity.
♦	No interest or dividend payments — You will not receive any interest payments on the Securities and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in the Index.
♦	There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial discount.
♦	Owning the Securities is not the same as owning the Index — The return on your Securities may not reflect the return you would realize if you actually owned the Index. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the life of the Securities.
♦	Historical performance of the Index should not be taken as an indication of the future performance of the Index — The trading prices of the securities included in the Index (the “Index Constituent Stocks”) will determine the level of the Index. The historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the Securities.
♦	Credit of issuer — An investment in the Securities is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Securities.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the Index; the volatility of the Index; the dividend rate paid on the Index; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial public offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the Index and/or over-the-counter options, futures or other instruments with return linked to the performance of the Index, may adversely affect the market price of the Index and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the stocks comprising the Index, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the applicable stock and payment at maturity based on observed levels of such index in the market. The calculation agent can postpone the determination of the stock index or the maturity date if a market disruption event occurs and is continuing on the Final Valuation Date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities. Any such research, opinions or recommendations could affect the value of the Index or any component of the Index, such as an equity security or futures contract on a physical commodity, and therefore the market value of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Risks specific to an investment in the Securities linked to the Index

♦	Your investment is concentrated in one industry — All of the Index Constituent Stocks are issued by companies the primary lines of business of which are directly associated with gold mining. As a result, your investment in the Securities will be concentrated in one industry.
♦	There is a probability that the Securities will be called or that the Index will rise above the Trigger Level — The Index has historically experienced significant volatility, and there is a high probability that the Securities will be called. If your Securities are called, you may not be able to reinvest at comparable terms or returns. In addition, there is a high probability that the Index will rise above the Trigger Level during the Observation Period. As a result, you may lose some or all of your investment.
♦	The level of the Index may differ from the price of gold — The Securities are not directly linked to the price of gold. Price increases and decreases in gold may not be reflected to the same degree in increases or decreases in the level of the Index and, therefore, an investment in the Securities may not result in the same return as a direct investment in gold. Factors specific to each Index Constituent Stock unrelated to the price of gold may affect the price of such Index Constituent Stock adversely.
♦	The market price of gold will affect the market value of the Securities — Gold prices are affected by numerous factors, including:
♦	the structure of and confidence in the global monetary system;
♦	expectations of the future rate of inflation;
♦	the relative strength of, and confidence in, the U.S. dollar, the currency in which the price of gold is generally quoted;
♦	interest rates and gold borrowing and lending rates; and
♦	global or regional economic, financial, political, regulatory, judicial or other events.

Gold prices may also be affected by industry factors such as:

♦	industrial and jewelry demand;
♦	lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold;
♦	levels of gold production and production costs; and
♦	short-term changes in supply and demand because of trading activities in the gold market.
♦	Non-U.S. securities markets risks — Some of the Index Constituent Stocks have been issued by non-U.S. companies in non-U.S. securities markets. Those stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than stocks issued by U.S. companies. This may have a negative impact on the performance of the Securities, which may have an adverse effect on the offering of the Securities.

The Amex Gold BUGS Index®

Index Description

The Index is a modified equal dollar weighted index of 15 companies involved in gold mining. The Index was designed to provide significant exposure to near term movements in gold prices by only including companies that do not hedge their gold production beyond 1.5 years. The Index was launched on March 15, 1996 at a base value of 200. Adjustments are made quarterly after the close of trading on the third Friday of March, June, September and December so that each component stock represents its assigned weight in the Index. Similar to other index values published by the American Stock Exchange LLC (“Amex”), the value of the Index is published every 15 seconds through the Consolidated Tape Association’s Network B under the ticker symbol “HUI”.

Index Calculation

The Index is calculated using a modified equal-dollar weighting methodology. Three of the largest component securities by market value are assigned higher percentage weights in the Index at the time of the quarterly rebalancing and the remaining Index Constituent Stocks are given an equal percentage weight. The Index has a scheduled quarterly rebalance after the close of trading on the third Friday of March, June, September and December, so that each component stock is represented at approximately its assigned weight in the Index. The following provides a list of the current Index Constituent Stocks and the weight to which each component is set at the time of each quarterly rebalance.

Symbol	Company Name	Primary Exchange	Assigned Index Weight for Quarterly Rebalance
AEM	AGNICO-EAGLE MINES LTD	NYSE	0.90%
ABX	BARRICK GOLD CORP	NYSE	4.30%
CDE	COEUR d’ARLENE MINES CORP	NYSE	14.88%
EGO	ELDORADO GOLD CORP	AMEX	9.24%
GFI	GOLD FIELDS LTD	NYSE	4.05%
GG	GOLDCORP INC	NYSE	4.85%
GSS	GOLDEN STAR RESOURCES LTD	AMEX	13.98%
HMY	HARMONY GOLD MINING CO LTD	NYSE	5.07%
HL	HELCA MINING CO	NYSE	5.65%
IAG	IAMGOLD CORP	NYSE	8.26%
KGC	KINROSS GOLD CORP	NYSE	2.79%
NEM	NEWMONT MINING CORP	NYSE	2.62%
NXG	NORTHGATE MINERALS CORP	AMEX	18.26%
GOLD	RANDGOLD RESOURCES LTD	NASDAQ	1.36%
AUY	YAMANA GOLD INC	NYSE	3.79%

As of April 9, 2008, the actual weight of each Index Constituent Stock is as follows:

Symbol	Company Name	Primary Exchange	% Weight
GG	GOLDCORP INC	NYSE	15.79%
ABX	BARRICK GOLD CORP	NYSE	15.23%
NEM	NEWMONT MINING CORP	NYSE	9.84%
GOLD	RANDGOLD RESOURCES LTD	NASDAQ	5.78%
HL	HECLA MINING CO	NYSE	5.53%
EGO	ELDORADO GOLD CORP	AMEX	5.49%
KGC	KINROSS GOLD CORP	NYSE	5.27%
AEM	AGNICO-EAGLE MINES LTD	NYSE	5.10%
NXG	NORTHGATE MINERALS CORP	AMEX	4.92%
IAG	IAMGOLD CORP	NYSE	4.89%
GFI	GOLD FIELDS LTD	NYSE	4.68%
HMY	HARMONY GOLD MINING CO LTD	NYSE	4.63%
CDE	COEUR d'ALENE MINES CORP	NYSE	4.57%
AUY	YAMANA GOLD INC	NYSE	4.39%
GSS	GOLDEN STAR RESOURCES LTD	AMEX	3.89%

Amex has, and may at any time, change the number or assigned weighting of stocks comprising the Index by adding or deleting one or more stocks, or replace one or more stocks included in the Index with one or more substitute stocks of its choice, if in Amex’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Index. However, in order to reduce turnover in the Index, the Amex generally attempts to combine additions and deletions to the Index with a scheduled rebalancing. Historically, most discretionary component changes have been made in connection with the June review.

Index Eligibility & Maintenance

The Index is calculated and maintained by Amex. Amex may change the composition of the Index at any time to reflect the conditions of the gold mining industry and to ensure that the component securities continue to represent the gold mining companies. The Index is maintained in accordance with Exchange Rule 901C, which, among other things, requires that securities meet the following requirements in order to be eligible for inclusion in the Index:

♦	All component securities will either be listed on the Amex, the New York Stock Exchange, or traded through the facilities of the National Association of Securities Dealers Automated Quotation System and reported National Market System securities;
♦	A minimum market value of at least $75 million, except that for each of the lowest weighted component securities in the Index that in the aggregate account for no more than 10% of the weight of the Index, the market value can be at least $50 million;
♦	Trading volume in each of the last six months of not less than 1,000,000 shares, except that for each of the lowest weighted component securities in the Index that in the aggregate account for no more than 10% of the weight of the Index, the trading volume may be at least 500,000 shares in each of the last six months;
♦	At least 90% of the Index’s numerical Index value, and at least 80% of the total number of component securities, will meet the current criteria for standardized option trading set forth in Exchange Rule 915; and
♦	Foreign country securities or American Depositary Receipts (“ADRs”) thereon that are not subject to comprehensive surveillance agreements do not in the aggregate represent more than 20% of the weight of the Index.

Every quarter after the close of trading on the third Friday of March, June, September and December, the Index portfolio is adjusted by changing the number of shares of each component stock so that each one again represents an assigned weight in the Index. The newly adjusted portfolio becomes the basis for the Index’s value effective on the first trading day following the quarterly adjustments. If necessary, a divisor adjustment is made to ensure continuity of the Index’s value.

The number of shares of each component stock in the Index portfolio remain fixed between quarterly reviews, except in the event of certain types of corporate actions such as the payment of a dividend, other than an ordinary cash dividend, stock distribution, stock split, reverse stock split, rights offering, or a distribution, reorganization, recapitalization, or some such similar event with respect to a component stock. When the Index is adjusted between quarterly reviews for such events, the number of shares of the relevant security will be adjusted, to the nearest whole share, to maintain the component’s relative weight in the Index at the level immediately prior to the corporate action. The Index may also be adjusted in the event of a merger, consolidation, dissolution, or liquidation of an issuer of a component stock. In the event of a stock replacement, the average dollar value of the remaining components that are assigned the lower Index weight will be calculated and that amount invested in the new component stock to the nearest whole share. In choosing among stocks that meet the hedging requirements and minimum criteria set forth in Exchange Rule 901C, the Amex represents that it will make every effort to add new stocks that are representative of the gold mining industry and will take into account, among other factors, a stock’s capitalization, liquidity, volatility, and name recognition. In connection with any adjustments to the Index, the Index divisor is adjusted to ensure that there are no changes to the Index level as a result of non-market forces.

Historical Closing Levels of the Amex Gold BUGS Index®

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the Observation Period. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Securities receiving a positive return on their investment. The closing level of the Index on April 9, 2008 was $454.13. The actual Index Starting Level will be the closing level of the Index on the Trade Date.

The graph below illustrates the performance of Index from March 2, 1998 through April 9, 2008. The dotted line represents a hypothetical Trigger Level, equal to 140% of the closing price on April 9, 2008. The actual Trigger Level will be based on the closing price of the Index on the Trade Date.

Source: Bloomberg L.P.

License Agreement

Amex and UBS have entered into a non-exclusive license agreement providing for a license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Securities. The Index is owned and published by Amex.

The license agreement between Amex and UBS provides that the following language must be set forth in this prospectus supplement:

Amex is under no obligation to continue the calculation and dissemination of the Index and the method by which the Index is calculated and the name “Amex Gold BUGS Index®” may be changed at the discretion of Amex. No inference should be drawn from the information contained in this prospectus supplement that Amex makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Securities in particular or the ability of the Index to track general stock market performance. Amex has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the Index. Amex is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the Securities or in the determination or calculation of the equation by which the Securities are to be settled in cash. Amex has no obligation or liability in connection with the administration, marketing or trading of the Securities. The use of and reference to the Index in connection with the Securities have been consented to by Amex.

Amex disclaims all responsibility for any inaccuracies in the data on which the Index is based, or any mistakes or errors or omissions in the calculation or dissemination of the Index.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-29 of the BAOS CP product supplement and discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, call or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-30, of the BAOS CP product supplement. In particular, the Internal Revenue Service could assert that the Securities should be treated as a contingent payment debt instrument. If your Securities were so treated, you would be required to accrue interest income over the term of your Securities. This would generally have the effect of requiring you to recognize ordinary income and to include amounts in respect of the Securities prior to your receipt of cash attributable to that income.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-29, of the BAOS CP product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of December 31, 2007	CHF	USD
	(in millions)
Debt
Debt issued(1)	405,220	357,457
Total Debt	405,220	357,457
Minority Interest(2)	6,951	6,132
Shareholders’ Equity	35,585	31,391
Total capitalization	447,756	394,979

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.88213 (the exchange rate in effect as of December 31, 2007).